Exhibit 99.1

PRESS RELEASE

Adherex Receives AMEX Delisting Notice

— Implements Success-Based Incentive Program —

Research Triangle Park, NC, December 10, 2008 — Adherex Technologies Inc. (AMEX:ADH, TSX:AHX), a biopharmaceutical company dedicated to solving problems for patients with cancer, today reported that it has received a notice from the NYSE Alternext US LLC, formerly the American Stock Exchange or AMEX (the “Exchange”), indicating that the Company does not meet certain of the continued listing requirements of the Exchange and, failing the submission of a plan of compliance by January 5, 2009, will be subject to delisting proceedings by the Exchange.

The notice indicated that the Company has become subject to possible delisting because the Company fails to meet the minimum stockholders’ equity requirement of at least US$6 million and has sustained net losses in its five most recent fiscal years as provided in Section 1003(a)(iii) of the Exchange’s Company Guide. The Company must submit a plan of compliance for review by Exchange staff by January 5, 2009 or become subject to delisting proceedings. The Company also has the right to appeal any decision of the Exchange to initiate delisting proceedings.

The notice also indicated that because the Company’s stock has had an average selling price of $0.14 per share over the last six months, as part of its continued listing requirements, the Exchange would require the Company to effect a reverse stock split in accordance with Section 1003(f)(v) of the Exchange’s Company Guide.

Given the continuing turmoil in the capital markets, the Company’s current financial condition and the Exchange’s determination that the Company would need to effect a reverse stock split to address its low trading price, the Company does not currently plan to file a plan of compliance and therefore expects the Exchange to promptly initiate delisting proceedings. The last day of trading of the Company’s common stock on the Exchange is currently anticipated by early January 2009. The Company’s stock listing will be noted with “.BC” after its trading symbol to reflect its non-compliance with the Exchange’s listing requirements. The Company’s common stock continues to trade under the symbol “AHX” on the Toronto Stock Exchange.

The Company further announced today that, in addition to its previously announced efforts to re-prioritize its clinical development activities on the most attractive, nearer term value-generating opportunities and secure further funding for the continued development of its products via its ongoing efforts with Burrill & Company LLC of San Francisco, who have been assisting the Company in its review of partnering opportunities and other strategic alternatives, the Company’s Board has implemented a success-based incentive plan for the executive management team. The incentive plan is intended to align the interests of the executive management team with the Company’s shareholders and retain individuals critical to the future success of the Company during a period where share price erosion has rendered the Company’s other incentive programs, including stock options, essentially worthless. Executives will be eligible for success-based cash bonuses upon the completion of a partnership, asset sale and/or merger transaction, provided the Company has entered into a definitive agreement for any such transaction on or before July 31, 2009. Each executive officer will be paid a success-based cash bonus equal to a percentage of the transaction value, ranging from 1% to 5%, provided the officer continues to be employed at the time any partnership or strategic alliance is completed. Any bonus under the incentive plan would be offset dollar for dollar with any stock option value held by the executive that returns to being “in the money” at the time of payment of the bonus or when cashed out or exercised by the executive, if earlier.

About Adherex Technologies

Adherex Technologies Inc. is a biopharmaceutical company dedicated to the discovery and development of novel cancer therapeutics. We are in the business of solving problems for patients with cancer. We have multiple products in the clinical stage of development, including eniluracil, ADH-1 and sodium thiosulfate (STS). Eniluracil, an oral dihydropyrimidine dehydrogenase (DPD) inhibitor, is being developed to improve the tolerability and effectiveness of 5-fluorouracil (5-FU), one of the most widely used oncology drugs in the world. ADH-1 is a biotechnology compound which selectively targets N-cadherin, a protein present on certain tumor cells and the blood vessels of solid tumors. STS is a chemoprotectant being developed to reduce or prevent hearing loss that may result from treatment with platinum-based chemotherapy drugs. With a diversified portfolio of unique preclinical and clinical-stage cancer compounds and a management team with expertise in identifying, developing and commercializing novel cancer therapeutics, Adherex aims to become a leader in developing innovative treatments that address important unmet medical needs in cancer. For more information, please visit our website at www.adherex.com.

This press release contains forward-looking statements that involve significant risks and uncertainties. The actual results, performance or achievements of the Company might differ materially from the results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation, those regarding our plans to pursue partnerships or other strategic alliances. We can provide no assurance that that we will be able to form partnerships or other strategic alliances with other companies on favorable terms or at all. We are subject to various risks, including the adverse impact of our stock no longer being listed on the AMEX, our need for additional capital to fund our operations, our history of losses, current and anticipated conditions in the economy and financial markets, our ability to continue to meet the listing requirements of the Toronto Stock Exchange, the uncertainties of clinical trials, drug development and regulatory review, the early stage of our product candidates, our reliance on collaborative partners, and other risks inherent to the biopharmaceutical industry. For a more detailed discussion of related risk factors, please refer to our public filings available at www.sedar.com and www.sec.gov.

For further information, please contact:

D. Scott Murray

Senior Vice President, Corporate Development

Adherex Technologies Inc.

T: (919) 484-8484

info@adherex.com